Exhibit 99.1

March 18, 2019

Dear Colleagues,

I am writing to share some leadership news. In order to focus on the succession process as well as the more recent external matters involving Gannett, I am pleased to announce that Barbara Wall has been appointed interim chief operating officer, effective immediately. In this new role, Barbara will manage our day-to-day operations, and the executives currently reporting to me will now report to her. I will continue in my role as president and CEO until May 7 or earlier if a successor is named before then.

Barbara has served as our guardian of the First Amendment since joining Gannett in 1985. She is a proven leader and has been a true partner to me and the rest of the management team since her appointment as chief legal officer in 2015. Barbara has also played a key role in advancing the cause of quality journalism and ensuring we can continue to deliver critical, trusted news to the communities we serve. Equally important, she has a deep understanding of our business and operations, so the board and I have full confidence in Barbara with her expanded duties.

In connection with this announcement, I am also pleased to share that Elizabeth Allen, our VP, associate general counsel and secretary, has been appointed general counsel. Liz Allen has been an incredible asset during her 14 years with Gannett. She has worked closely with Barbara to support our legal function for the last several years, especially in corporate governance, M&A, antitrust regulation, securities compliance and compensation, and she will continue to guide Gannett forward through the increasingly complex legal environment our industry faces.

As you know, I will be retiring this spring and the board is continuing its work to identify my successor — someone who shares our mission and has the skills and experience to ensure Gannett continues to be a news leader and trusted marketing services partner well into the future. This process is well underway and the deep bench of impressive talent at Gannett will continue to be instrumental in our ongoing work.

These announcements will help us stay focused on driving our business forward and further enhance our operations. We should all remain focused on our day-to-day responsibilities. As always, and consistent with our policy, if you receive any inquiries from the media, please refer them to Amber Allman, vice president of corporate communications, at 703-854-5358. Inquiries from analysts or investors should be referred to Stacy Cunningham, vice president of financial analysis and investor relations, at investors@gannett.com or 703-854-3168.

Please join me in congratulating Barbara and Liz on their new roles. I look forward to continuing to work together with all of you to provide innovative, digitally focused media and marketing solutions that strengthen communities across our network and create value for our stakeholders.

Best regards,

Bob Dickey
President and CEO, Gannett